2400 First Indiana Plaza 135 North Pennsylvania Street Indianapolis, IN 46204-2452

The Board of Directors
 Duke Realty Corporation:

We consent to the use of our audit report dated January 31, 2001, on the consolidated financial statements of Duke-Weeks Realty Corporation and subsidiaries and the related financial statement schedule as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, which report appears in the annual report on Form 10-K of Duke-Weeks Realty Corporation for the year ended December 31, 2000 incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP Indianapolis, Indiana February 5, 2002